Exhibit 12.1

April 13, 2020

Zenlabs Holdings Inc.

7745 Arjons Drive

San Diego, CA 92126

Re: Form 1-A Offering Statement

Ladies and Gentlemen:

We have acted as counsel to Zenlabs Holdings Inc., a British Columbia corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Regulation A Offering Statement on Form 1-A, as amended (the “Offering Statement”), relating to the sale by the Company of up to 17,000,000 units (each, a “Unit” and, collectively, the “Units”), with each Unit consisting of one (1) subordinate voting share of the Company (each, a “Subordinate Share” and, collectively, the “Subordinate Shares”) and one (1) warrant to purchase an additional Subordinate Share (each, a “Warrant” and, collectively, the “Warrants”). This opinion is being delivered in accordance with the requirements of Part III of Form 1-A.

In rendering this opinion, we have examined (i) the Offering Statement and the exhibits thereto, (ii) the Company’s Certificate of Incorporation, Notice of Articles and Articles, (iii) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Units, and (iv) such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to certain factual matters, we have relied upon resolutions and representations of the board of directors of the Company and have not sought independently to verify such matters.

Based on the foregoing, we are of the opinion that, when sold and issued against payment therefor as described in the Offering Statement:

(a)       the Subordinate Shares will be validly authorized, legally issued, fully paid and non-assessable,

(b)       Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

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(c)       Units will be legally binding obligations of the Company enforceable in accordance with their terms except: (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Our opinion herein is expressed solely with respect to the laws of British Columbia, as currently in effect, and we express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. No opinion is being rendered hereby with respect to the truth, accuracy or completeness of the Offering Statement or any portion thereof.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Units, the Offering Statement, or the circular included therein.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to this firm under the caption “Interest of Named Experts” in the Offering Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder with respect to any part of the Offering Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

O’Neill Law LLP

Per	“Charles C. Hethey”
Charles C. Hethey**
** Practicing through a law corporation.